UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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(Name of Registrant as Specified In Its Charter):

Eagle Hospitality Properties Trust, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

UNITE HERE

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UNITEHERE
1775 K Street NW
Washington, DC 20006
202-661-3665
202-661-8091 fx.

First released April 23, 2007

Dear Fellow Eagle Shareholders:

We are writing to urge you to vote the BLUE proxy card to support our independent resolution at Eagle Hospitality (EHP). We believe our resolution speaks directly to the issue of valuation for shareholders at a critical juncture when the company has marketed itself for sale and Eagle’s Chairman, Mr. William Butler, has made an offer to acquire the company.

Our resolution is a non-binding recommendation, and it says:

RESOLVED, that the shareholders of Eagle Hospitality call upon the Directors to request Eagle Chairman William P. Butler to maximize the shareholder value of any strategic alternative considered by the special committee by causing Commonwealth (as its controlling owner) to waive termination fees associated with Commonwealth management agreements encumbering nine (9) of the Company's properties.

If it were to pass, we believe it would contribute to a more transparent and active bidding process that carries the potential for a higher price for shareholders.

Here’s why.

Eagle’s management agreements with Commonwealth, privately owned by Chairman Butler, provide for termination fees estimated at $10 million, or approximately $0.42 per share. Potential suitors, other than Mr. Butler, may believe the company would be more valuable with a different operator managing the hotels and choose to factor into their potential offers an additional cost to terminate the agreements. That cost may reduce the price potential acquirers can offer shareholders.

We would note that Eagle’s management agreement with Prism Hotels to manage one of its hotels, the Embassy Suites Boston, may not carry any termination fees. It is described in a July 24, 2006 analyst report as a “5-year cancelable agreement.” That agreement was entered into in an arm’s length transaction, whereas Commonwealth’s agreements were not. We believe Eagle’s Board should hold the Commonwealth agreements to the same standard they held the Prism agreement.

We would also note that the recent acquisition offer for hotel REIT Innkeepers Trust has raised questions about the value of related-party management agreements. Citigroup released a report about that offer, stating:

Pricing —Overall, price is lower than we would have expected at just 10.8x 2008E EBITDA, or $150k/room. That said, the offer is of high quality: all-cash, not contingent on financing and quick closing timeline (2Q’07). Also, it seems the portfolio is being sold encumbered by mgmt agreements, as CEO Jeffrey Fisher’s company will continue to manage. This may have impacted valuation.

Corporex, another company owned by Chairman Butler, has made the only public offer to date to acquire Eagle. Three Eagle Directors are executives or officers of Corporex, and Eagle’s CEO was a former EVP of Corporex. We believe the Board could further encourage competing and improved offers from third parties by calling on Chairman Butler to waive these fees, demonstrating independence from the related-parties on the Board and a commitment to a fair and open process to achieve the best price for shareholders.

PLEASE USE THE BLUE PROXY CARD TO VOTE FOR OUR PROPOSAL. You have also received a proxy card from management. If you support our proposal, please do not send back management’s card. ANY PROXY CARD YOU HAVE SIGNED IS CANCELLED OUT BY SUBMITTING A LATER-DATED PROXY CARD.

You can revoke any proxy vote prior to the tally at the shareholders meeting by signing and submitting a new proxy card, by sending written notice of revocation to the proxy holder, or by appearing at the meeting and voting in person.

For more information, please contact the UNITEHERE Strategic Affairs Department at 202-661-3665 or 213-400-4283.

Sincerely,

Courtney Alexander

UNITEHERE